Exhibit 23.1

Deloitte & Co. S.A.
Florida 234, Piso 5°
C1005AAF
C.A.B.A., Argentina

Tel: (54-11) 4320-2700
Fax: (54-11) 4325-8081
www.deloitte.com/ar

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 7 to Registration Statement No. 333-190841 on Form F-1 of our report dated May 26, 2014 (July 15, 2014 as to the effect of the reverse share split described in Note 31.4), relating to the consolidated financial statements of Globant S.A. as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013 appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

Yours truly,

City of Buenos Aires, Argentina
July 15, 2014

Deloitte & Co. S.A.

/s/ Daniel S. Vardé

Daniel S. Vardé
Partner

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee, and its network of member firms, each of which is a legally separate and independent entity. Please see www.deloitte.com/about for a detailed description of the legal structure of Deloitte Touche Tohmatsu Limited and its member firms.